Exhibit 5.2

August 17, 2021 United States Securities and Exchange Commission

Ladies and Gentlemen:

Re:	Vicinity Motor Corp. Registration Statement on Form F-10

We hereby consent to the reference to our firm’s name in the short form base shelf prospectus of Vicinity Motor Corp. (the “Prospectus”) forming a part of the registration statement on Form F-10 dated August 17, 2021 (the “Registration Statement”), under the headings “Legal Matters and Interests of Experts” and “Enforcement of Judgments Against Foreign Persons or Companies”.

In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Yours truly,

“Miller Thomson LLP”

MILLER THOMSON llp